UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2006

GABRIEL TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23415	22-3062052
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4538 S. 140th Street, Omaha, Nebraska 68137
(Address of principal executive offices, including Zip Code)

(402) 614-0258
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Matt Gohd as Director.

On September 13, 2006, the remaining members of the Board of Directors of the Company appointed Matt Gohd to fill a vacancy on the Board. Mr. Gohd is the representative of Pali Capital, Inc., (“Pali”). Pursuant to a letter agreement between the Company and Pali dated March 22, 2005, Pali has the right to name one director to the Company’s Board of Directors.

Mr. Gohd has been an active public and private equity investor for almost thirty years and advises several public companies on strategic and capital structure issues. Mr. Gohd serves as the Senior Managing Director of Pali, is the founder and board member of Pelion Financial, Inc, and was a founding board member of the Starlight Foundation of New York. Mr. Gohd has also served on the executive committee of the board of directors of eDiets.com, Iconic Brands and Onstage Entertainment. Additionally, Mr. Gohd served as Chairman of Bluestone Capital, an investment banking boutique, which originated over $1 billion in sole managed public offerings across technology, retail, biotech, and the internet, until its sale in 2001.

Mr. Gohd has served as an advisor to the Chairman of the Congressional Committee investigating the crash of 1987, and has been actively involved numerous presidential and congressional campaigns.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gabriel Technologies Corporation

Dated: September 19, 2006	By:	/s/ Keith Feilmeier Keith Feilmeier President